Exhibit 99.1

PROVECTUS
PHARMACEUTICALS, INC.

Provectus Pharmaceuticals Announces Execution of $20.75 Million in Equity Financing with Cornell Capital Partners, LP


KNOXVILLE, Tenn., July 28, 2004 -- Provectus Pharmaceuticals, Inc. (OTCBB: PVCT) announced today that it has received a $20.75 million financial commitment from Cornell Capital Partners, LP.

Under the terms of the funding agreements with Cornell Capital Partners, LP, a New Jersey-based domestic investment fund, Provectus has obtained $750,000 in Convertible Securities and a firm commitment of $20 million under a Standby Equity Distribution Agreement. Provectus may, at its discretion, issue shares to Cornell at any time over the next two years. The maximum aggregate amount of the equity placements pursuant to the agreement is $20 million. Subject to this limitation, Provectus may draw down up to $1 million per month. The facility is to be used in whole or part entirely at Provectus' discretion, subject to an effective registration. Commitment shares issued to Cornell are subject to a 120-day lock-out period during which none of the shares may be sold into the market. In addition, the Cornell shares carry an anti-shorting provision.

"We are pleased to have been able to structure this sizable equity arrangement with Cornell Capital Partners, LP. In doing so, we acknowledge the diligent efforts of Centre Capital Advisors, LLC in helping to arrange and structure the deal," said Peter Culpepper, Provectus CFO.

"Once effective, the Standby Equity Distribution Agreement will provide an immediate access to capital," said Amir Elbaz, an investment banker with Cornell Capital Partners, LP. "I and the rest of Cornell Capital Partners, LP look forward to working jointly with the management of Provectus to assist in achieving their goals."

Managed by US-based Yorkville Advisors LLC, Cornell Capital Partners, LP has structured equity participation agreements in the U.S., United Kingdom and Australian financial markets. Cornell is recognized as a world leader in these types of agreements and has made available in excess of $900 million for close to 100 publicly quoted corporations. Information regarding Cornell Capital Partners, LP can be found at www.cornellcapital.com.

Provectus Pharmaceuticals Inc. licenses and sells products in three sectors of the health-care industry: 1) prescription medications and treatments, 2) medical devices, and 3) over-the-counter (OTC) pharmaceuticals, such as Pure-ific. Prescription drug products and devices address several forms of difficult-to-treat cancers as well as diseases of the skin. OTC products address complementary markets, primarily those involving skin care and comfort.

The company's offices and laboratory are located at 7327 Oak Ridge Highway, Suite A Knoxville, TN 37931; telephone: 865/769-4011. For more information, contact the company at info@pvct.com or visit the corporate Web site: www.pvct.com.

Forward-Looking Statements
This release and others statements issued or made from time to time by the company or its representatives contain statements that may constitute forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company and members of its management teams as well as the assumptions on which the statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

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Corporate Contact: Provectus Pharmaceuticals, Craig Dees, CEO (865) 769-4011
Media Contacts: Hilary Kaye Associates, Hilary Kaye or Eve Gumpel, egumpel@hkamarcom.com (714) 426-0444 (PDT)


Source: Provectus Pharmaceuticals Inc.